UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

February 5, 2007

Date of Report (Date of earliest event reported)

CYPRESS SEMICONDUCTOR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1– 10079	94-2885898
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

198 Champion Court

San Jose, California 95134-1599

(Address of principal executive offices)

(408) 943-2600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On February 5, 2007, Cypress Semiconductor Corporation called for redemption on February 26, 2007, of all of its outstanding 1.25% convertible subordinated notes due June 15, 2008 (the “Notes”). The Notes were issued pursuant to the Indenture, dated as of June 3, 2003, by and between Cypress and U.S. Bank National Association, as Trustee. The aggregate principal amount of the Notes is approximately $599 million.

Prior to 5:00 p.m. Eastern Time on February 23, 2007, holders may convert their Notes into (i) 55.172 shares of Cypress common stock per $1,000 principal amount of Notes plus (ii) $300 per $1,000 principal amount of Notes. Cash will be paid in lieu of fractional shares. On February 5, 2007, the last reported sale price of Cypress common stock on the New York Stock Exchange was $18.86 per share.

Alternatively, holders may have their Notes redeemed on February 26, 2007. Upon redemption, holders will receive a total of $1,002.43 per $1,000 principal amount of Notes (consisting of the redemption price of $1,000.00 per $1,000 principal amount of Notes, plus accrued and unpaid interest thereon from December 15, 2006 up to but not including February 26, 2007, of approximately $2.43). Any Notes not converted on or before 5:00 p.m. Eastern Time on February 23, 2007 will be automatically redeemed on February 26, 2007, and no further interest will accrue.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYPRESS SEMICONDUCTOR CORPORATION

Date: February 8, 2007	By:	/s/ Neil Weiss
Neil Weiss
Senior Vice President, Treasurer